Exhibit 99.1

Dawson Geophysical Company Reports Second Quarter Results

MIDLAND, Texas, May 3, 2005/PRNewswire/-Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $26,515,000 for the second quarter of its 2005 fiscal year ending March 31, 2005 compared to $15,203,000 in the same quarter of fiscal 2004, an increase of 74 percent. The Company’s growth in revenue is due to the rapid expansion from six seismic data acquisition crews in March of 2004 to the current level of ten, price improvements in the markets for its services, and more favorable contract terms with its clients.

Net income for the second quarter of fiscal 2005 was $2,327,000 ($0.37 per share) compared to $1,999,000 ($0.36 per share) in the same quarter of fiscal 2004. Earnings for the March 2005 quarter were impacted by extraordinarily wet weather conditions which impair the Company’s operations. Income before income tax for the second quarter of fiscal 2005 was $2,753,000 as compared to $1,999,000 in the same quarter of the prior year. The tax expense of $426,000 in the second quarter of fiscal 2005 negatively impacted earnings per share by $0.07 on a fully diluted basis. Reflected in the second quarter of fiscal 2005 per share data is the effect of an additional 1,800,000 shares of common stock the Company issued in a public offering completed in March. The Company’s EBITDA for the second quarter of fiscal 2005 was $4,480,000 as compared to $3,116,000 in the same quarter of fiscal 2004.

Demand for the Company’s high resolution 3-D seismic surveys continues at record levels as a result of increased exploration and development activity by domestic oil and gas companies due to higher oil and natural gas prices. The Company believes it has a sufficient order book to operate at full capacity for the remainder of calendar year 2005. In response, the Company’s eleventh seismic data acquisition crew will be added as previously announced and is scheduled to commence operations in mid-May.

In addition, the Company announced that its Board of Directors has approved an additional $2,000,000 of capital expenditures for fiscal 2005 to replace and upgrade vibrator energy source units on an existing crew. This brings the approved capital budget for 2005 to $32,000,000. Capital expenditures through the first two quarters of fiscal 2005 were $21,408,000, consisting of payments to field a tenth seismic data acquisition crew and for vibrator energy source units, data acquisition capability expansions, automotive units and miscellaneous ancillary equipment required for data acquisition. These expenditures, along with the repayment of $10,000,000 under the Company’s revolving line of credit loan agreement, were funded by the $41.1 million of net proceeds from the Company’s recent public offering.

Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

This press release contains information about the Company’s EBITDA. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

      The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2004. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Operating revenues	$26,515,000	$15,203,000	$48,074,000	$30,678,000
Operating costs:

Operating expenses	21,378,000	11,642,000	38,222,000	24,953,000

General and administrative	989,000	601,000	1,783,000	1,219,000

Depreciation	1,662,000	1,117,000	3,132,000	2,225,000

	24,029,000	13,360,000	43,137,000	28,397,000

Income from operations	2,486,000	1,843,000	4,937,000	2,281,000
Other income:

Interest income	99,000	48,000	123,000	117,000

Interest expense	(65,000)	—	(65,000)	—

Loss on disposal of assets	—	—	—	(3,000)

Other	233,000	108,000	239,000	110,000

Income before income tax	2,753,000	1,999,000	5,234,000	2,505,000

Income tax (expense) benefit:

Current	(733,000)	—	(733,000)	—

Deferred	307,000	—	(574,000)

	(426,000)	—	(1,307,000)	—

Net income	$2,327,000	$1,999,000	$3,927,000	$2,505,000

Net income per common share	$0.37	$0.36	$0.66	$0.45

Net income per common share-assuming dilution	$0.37	$0.36	$0.65	$0.45

Weighted average equivalent common shares outstanding	6,262,794	5,535,514	5,947,148	5,511,524

Weighted average equivalent common shares outstanding-assuming dilution	6,360,345	5,596,164	6,051,413	5,552,206

BALANCE SHEETS

	March 31,	September 30,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,644,000	$3,587,000

Short-term investments	25,260,000	4,130,000
Accounts receivable, net of allowance for doubtful accounts of $236,000 in 2005 and $199,000 in 2004	15,224,000	16,979,000

Prepaid expenses and other assets	570,000	440,000

Current deferred tax asset	3,425,000	—

Total current assets	56,123,000	25,136,000

Deferred tax asset	—	1,648,000

Property, plant and equipment	115,458,000	94,050,000

Less accumulated depreciation	(67,207,000)	(64,075,000)

Net property, plant and equipment	48,251,000	29,975,000

	$104,374,000	$56,759,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,612,000	$3,357,000
Accrued liabilities:

Payroll costs and other taxes	424,000	742,000

Other	1,072,000	971,000

Deferred revenue	1,774,000	1,407,000

Total current liabilities	6,882,000	6,477,000

Deferred tax liability	2,351,000	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—

Common stock-par value $.33 1/3 per share; 10,000,000 shares authorized, 7,442,794 and 5,633,794 shares issued and outstanding in each period	2,481,000	1,878,000

Additional paid-in capital	80,422,000	39,949,000

Other comprehensive income, net of tax	(172,000)	(28,000)

Retained earnings	12,410,000	8,483,000

Total stockholders’ equity	95,141,000	50,282,000

	$104,374,000	$56,759,000

Non GAAP Financial Numbers:
Reconciliation of EBITDA to Net Income

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
	(in thousands)
Net Income	$2,327	$1,999

Depreciation	1,662	1,117

Interest expense	65	—

Income tax (benefit) expense	426	—

EBITDA	$4,480	$3,116

For additional information, please contact:
L. Decker Dawson, Chairman and CEO
Christina W. Hagan, Executive Vice President and CFO

1-800-332-9766